UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Isolagen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Isolagen, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

To the Stockholders of Isolagen, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Isolagen, Inc. on October 24, 2006. The Annual Meeting will begin at 10:00 a.m. local time at The Ritz-Carlton, Ten Avenue of the Arts, Philadelphia, PA 19102.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the Proxy Statement carefully. The Proxy Statement is being mailed to all stockholders on September 29, 2006.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. If you are a stockholder of record and do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

We look forward to seeing you on October 24, 2006.

Very truly yours,

ISOLAGEN, INC.
By:	/s/ NICHOLAS L. TETI
Nicholas L. Teti
Chief Executive Officer

Isolagen, Inc.
405 Eagleview Blvd.
Exton, Pennsylvania 19341
(484) 713-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 24, 2006

TO THE STOCKHOLDERS OF ISOLAGEN, INC.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Isolagen, Inc. (the “Company”) will be held at The Ritz-Carlton, Ten Avenue of the Arts, Philadelphia, PA 19102, on October 24, 2006 at 10:00 a.m., local time, for the following purposes, as described in the accompanying Proxy Statement:

1.      To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2006.

2.      To elect three directors to hold office until the Company’s 2009 Annual Meeting of Stockholders, or until his or her successor is duly elected and qualified.

3.      To transact any other business which properly may be brought before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of the Company at the close of business on August 30, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
ISOLAGEN, INC.
/s/ NICHOLAS L. TETI
Exton, Pennsylvania	Nicholas L. Teti
September 29, 2006	Chief Executive Officer

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why did you send me this proxy statement?	1
What proposals will be addressed at the Annual Meeting?	1
Who may vote on these proposals?	1
How many votes do I have?	1
Why would the Annual Meeting be postponed?	1
How do I vote by proxy?	2
How do I vote in person?	2
May I revoke my proxy?	2
What vote is required to approve each proposal?	2
Are there any rights of appraisal?	3
Who bears the cost of soliciting proxies?	3
Where are Isolagen’s principal executive offices?	3
How can I obtain additional information about Isolagen?	3
INFORMATION ABOUT ISOLAGEN STOCK OWNERSHIP
Which stockholders own at least five percent of Isolagen?	3
How much stock is owned by directors and executive officers?	4
Did the directors, executive officers and greater than ten percent stockholders comply with the Section 16(a) beneficial ownership reporting requirements in fiscal year 2005?	5
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers	6
The Board of Directors	9
Committees of the Board of Directors	10
Stockholder Communications with Directors	12
Board Member Attendance at Annual Meetings	12
Report of the Audit Committee	13
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Officer Compensation	15
Stock Options	16
Compensation Committee Report on Executive Compensation	17
Director Compensation	21
Compensation Committee Interlocks and Insider Participation	21
Employment Agreements, Termination of Employment and Change in Control Agreements	21
Stock Option Plans	25
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
PROPOSAL 1	27
PROPOSAL 2	28
STOCK PERFORMANCE GRAPH	29
OTHER PROPOSED ACTION	30
STOCKHOLDER PROPOSALS AND SUBMISSIONS	30

i

ISOLAGEN, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 24, 2006

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Isolagen, Inc., a Delaware corporation, for use at the Annual Meeting of Isolagen stockholders to be held at The Ritz-Carlton, Ten Avenue of the Arts, Philadelphia, PA 19102, on October 24, 2006 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “Isolagen,” “Company,” “we,” or “our” refer to Isolagen, Inc.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals at the Annual Meeting:

1.                To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2006.

2.                To elect three directors to hold office until the Company’s 2009 Annual Meeting of Stockholders, or until his or her successor is duly elected and qualified.

3.                To transact any other business which properly may be brought before the Annual Meeting or any adjournment or postponement thereof.

WHO MAY VOTE ON THESE PROPOSALS?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about September 29, 2006 to all stockholders as of August 30, 2006 (the “Record Date”). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting in all matters properly brought before the Annual Meeting.

On the Record Date, we had 30,377,733 shares of issued and outstanding common stock entitled to vote at the Annual Meeting (“Common Stock”).

HOW MANY VOTES DO I HAVE?

Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on October 24, 2006. The presence in person or by proxy of at least a majority of our Common Stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes are treated as shares present or represented at the meeting, but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

1.                FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2006.

2.     FOR the election of the nominees for directors identified in this proxy statement to hold office until the Company’s 2009 Annual Meeting of Stockholders, or until his or her successor is duly elected and qualified.

If any other matters are presented, your proxy will vote in accordance with the best judgment of the person voting your shares. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on October 24, 2006, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.                You may send in another proxy with a later date.

2.                You may notify us in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

3.                You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1: Ratification of Independent Accountants.

The approval of Proposal 1 requires the affirmative vote of a majority of all of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will not be taken into account in determining the outcome of Proposal 1.

Proposal 2: Election of Directors.

A plurality of the eligible votes cast is required to elect director nominees. A nominee who receives a plurality means he has received more votes than any other nominee for the same director’s seat. Broker non-votes will not be counted as votes cast at the Annual Meeting, and will therefore have the effect of a negative vote.

ARE THERE ANY RIGHTS OF APPRAISAL?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, our Certificate of Incorporation or our Bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder’s shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

Isolagen will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

WHERE ARE ISOLAGEN’S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Isolagen are located at 405 Eagleview Blvd., Exton, Pennsylvania 19341 and our telephone number is (484) 713-6000.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT ISOLAGEN?

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission or SEC, without exhibits. Please address all such requests to Isolagen, Inc., 405 Eagleview Blvd., Exton, Pennsylvania 19341, Attention: Corporate Secretary. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding companies, including Isolagen, that file electronically with the SEC. The SEC’s website address is http:\\www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, DC 20549, and at the SEC’s regional offices at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

INFORMATION ABOUT ISOLAGEN STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST FIVE PERCENT OF ISOLAGEN?

The following table shows, as of the September 12, 2006 and to the best of our knowledge, all persons we know to be beneficial owners of five percent or more of our Common Stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class(2)
Michael A. Roth and Brian J. Stark(3)	3,036,445	10.0%

(1)          Beneficial ownership has been determined in accordance with rules of the SEC. Under these rules, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares

(for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by that person by reason of these acquisition rights, but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

(2)          Based upon 30,377,733 shares of Common Stock.

(3)   All information is based on the Schedule 13G/A filed September 12, 2006. All of the foregoing represents shares of Common Stock held directly by SF Capital Partners Ltd. (“SF Capital”) and Stark Master Fund (“Stark Master”). Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC (“Stark Offshore”), which acts as investment manager and has sole power to direct the management of SF Capital and Stark Master. Through Stark Offshore, Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the foregoing shares. Therefore, for the purposes of Rule 13d-3 under the Exchange Act, they may be deemed to be the beneficial owners of, but have disclaimed such beneficial ownership of, the foregoing shares. The principal business office of Michael A. Roth and Brian J. Stark is 3600 South Lake Drive, St. Francis, WI 53235.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of the Record Date, the securities owned by each director, nominee, and Named Executive Officer. Unless otherwise indicated, the address is 405 Eagleview Blvd., Exton, PA 19341.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class(2)
Nicholas L. Teti(3)	333,332	1.1%
Susan S. Ciallella(4)	338,332	1.1%
Steven Morrell(5)	242,500	Less than 1%
Ralph V. De Martino(6)	242,500	Less than 1%
Henry Y. L. Toh(7)	142,500	Less than 1%
Marshall G. Webb(8)	72,500	Less than 1%
Terry E. Vandewarker	—	—
Martin E. Schmieg(9)(13)	108,800	Less than 1%
Marie Lindner(10)	100,000	Less than 1%
Todd J. Greenspan(11)	51,250	Less than 1%
Frank DeLape(12)(13)	1,350,000	4.3%
Robert Bitterman(13)(14)	—	—
All Executive Officers and Directors as a Group(15)	1,522,914	4.8%

(1)          Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, all listed shares of Common Stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this proxy statement have been exercised or converted, as the case may be.

(2)          Based upon 30,377,733 shares of Common Stock.

(3)   Consists of options to purchase 333,332 shares of Common Stock.

(4)          Includes options to purchase 326,666 shares of Common Stock.

(5)          Consists of options to purchase 242,500 shares of Common Stock.

(6)          Consists of options to purchase 242,500 shares of Common Stock.

(7)          Consists of options to purchase 142,500 shares of Common Stock.

(8)          Consists of options to purchase 72,500 shares of Common Stock.

(9)          Includes options to purchase 100,000 shares of Common Stock. Mr. Schmieg’s address is 640 W. Carpenter Lane, Philadelphia, PA 19119.

(10)   Includes options to purchase 80,000 shares of Common Stock.

(11)   Includes options to purchase 50,000 shares of Common Stock.

(12)   Represents 150,000 shares of Common Stock beneficially owned by Benchmark Equity Group, Inc., which is solely owned by Mr. DeLape, and includes 1,200,000 options held by Mr. DeLape. Mr. DeLape’s address is 700 Gemini, Suite 100, Houston, TX 77058.

(13) Not an executive officer as of the record date.

(14) Mr. Bitterman’s address is 507 Chaumont Drive, Villanova, PA 19085.

(15)   Includes options to purchase 1,489,998 shares of Common Stock.

DID THE DIRECTORS, EXECUTIVE OFFICERS AND GREATER THAN TEN PERCENT STOCKHOLDERS COMPLY WITH THE SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN FISCAL YEAR 2005?

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than five percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of Isolagen with the SEC and the American Stock Exchange. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of the Section 16(a) forms furnished to us during the most recent fiscal year, we believe that all such forms required to be filed were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2005, except as follows: (a) DKR Saturn Management L.P. filed a late Form 3 and three late Form 4s in connection with certain transactions on April 5, 2005, and (b) an option grant for Messrs. De Martino, Morrell, Toh, and Webb was filed three business days late on Form 4.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers.

The following table sets forth the names and ages of all of our directors and executive officers as of August 30, 2006. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Title
Nicholas L. Teti	53	Chairman of the Board and Chief Executive Officer
Susan Stranahan Ciallella	48	President and Director
Declan Daly	44	Chief Financial Officer and Executive Vice President—Europe
Steven C. Trider	40	Senior Vice President
Todd J. Greenspan	34	Vice President of Finance and Corporate Controller
Steven Morrell	50	Director(1)(2)(3)
Henry Y. L. Toh	49	Director(1)(3)
Ralph V. De Martino	51	Director(2)(3)(4)
Marshall G. Webb	63	Director(1)(2)

(1)          Members of the Audit Committee.

(2)          Members of the Compensation Committee.

(3)          Members of the Corporate Governance Committee.

(4)          Lead Independent Director, effective April 2005.

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Nicholas L. Teti.   Mr. Teti was named as Chairman of the Board and Chief Executive Officer in June 2006. Mr. Teti served as President, Chief Executive Officer and a director of Inamed Corp. from July 2001 until March 2006. He has over 25 years of management, operations and marketing experience in the pharmaceuticals industry. From November 1999 until December 2000, Mr. Teti was President, Chief Executive Officer and Chief Operating Officer of DuPont Pharmaceuticals Company. He spent 25 years at DuPont and DuPont Merck, which included a number of senior management positions. Several of these assignments were in leadership roles of DuPont’s global pharmaceuticals business units. From January 2001 until June 2001, he was President and Director of Yamanouchi USA, Inc., a division of Yamanouchi Pharmaceuticals Co., where he was responsible for establishing its U.S. business. Mr. Teti holds an M.B.A. in Health Care Administration and a B.A. in Economics from St. Joseph’s University.

Susan Stranahan Ciallella.   Ms. Ciallella became Executive Vice President, General Counsel and Secretary of Isolagen in April 2005 and was appointed to the Board of Directors in May 2005. Ms. Ciallella served as Chief Executive Officer of Isolagen from October 2005 until June 2006 and has served as President of Isolagen since March 2006. From July 2003 until April 2005, Ms. Ciallella was a partner in the Philadelphia office of Dilworth Paxson LLP. From 1998 through July 2003, Ms. Ciallella was associated with the law firm of Cozen O’Connor. In 2001, Ms. Ciallella was a forum participant in the Securities and Exchange Commission’s 20th Annual Government-Business Forum on Small Business Capital Formation. Ms. Ciallella is a member of the Pennsylvania and New Jersey bars. Ms. Ciallella is a graduate of the University of Florida (B.S., 1980) and Rutgers University Law School (J.D., 1995). Since August 2002, Ms. Ciallella has served as a member of the Board of Directors of Teletouch Communications, Inc.

Declan Daly.    Mr. Daly has served as Isolagen’s Chief Financial Officer and Executive Vice President—Europe since June 2006. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s

Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland.

Steven C. Trider.   Mr. Trider has served as a Senior Vice President of Isolagen since June 2006. From March 2004 until March 2006, Mr. Trider most recently served as Vice President of Global Marketing for Inamed Corp., and was responsible for the global business and market development of the portfolio of products, including licensing and alliance management. From November 2001 until March 2004, Mr. Trider served as the Director of Strategic Marketing for Bristol Myers Squibb. From 1991 until 2001, Mr. Trider worked for DuPont and DuPont Merck Pharma in roles of increasing responsibility in the US and Canadian sales and marketing organizations, including as Sr. Director of National Accounts. Mr. Trider graduated with a Bachelor of Science from Dalhousie University (Halifax, Nova Scotia—Canada) and an MBA from Saint Mary’s University (Halifax, Nova Scotia).

Todd J. Greenspan.   Mr. Greenspan has served as Isolagen’s Vice President of Finance and Corporate Controller since May 2005. Mr. Greenspan is a licensed Certified Public Accountant in the State of Pennsylvania. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., most recently serving as Senior Director of Finance. From May 2000 to October 2002, Mr. Greenspan served as a Controller of AstroPower, Inc. From September 1994 to May 2000, Mr. Greenspan served as a public accountant at Arthur Andersen LLP, most recently as a Manager in the Attestation and Assurance practice. Mr. Greenspan hold both a B.S. in Accounting and an M.S. in Accounting and Management Information Sciences from the University of Delaware.

Steven Morrell.   Mr. Morrell was elected to the Board of Directors in May 2002. Since January 2001, Mr. Morrell has been a Partner at Teknoinvest AS, a Norwegian venture capital firm investing in Scandinavia and the United States in the life science and information technology sectors with $120 million under management. From January 1999 to January 2001, he was the Managing Director of a Teknoinvest portfolio company, Aquasmart International AS. From January 1998 to February 1999, he was the General Director of Veropharm Co., Ltd. Mr. Morrell has held numerous positions over the previous 14 years including: Managing Director for a Merck & Co., Inc. subsidiary; General Director of Veropharm Co., Ltd., a Russian pharmaceutical company; President of Hafslund Nycomed Pharma AG in Austria, and management consultant in McKinsey & Co., Inc. Mr. Morrell also served in the U.S. Air Force as an officer. Mr. Morrell currently serves as the Chairman of the Board of AKVA group ASA in Norway, CiDRA Corporation and MariCal, Inc., as well as a Member of the Board of QuNano AB in Sweden. From September 2004 until December 2005, Mr. Morrell served as a director of Vaso Active Pharmaceuticals Inc. Mr. Morrell holds an MBA from IMD, Switzerland and a B.Sc. degree with a major in Mathematics from Brigham Young University.

Henry Y. L. Toh.   Mr. Toh was appointed to the Board of Directors in January 2004. He is currently serving as a director with four other publicly traded companies. Since 2001, Mr. Toh has served as a director of Teletouch Communications Inc. Since 1992, Mr. Toh has served as an officer and director of C2 Global Technologies Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. Since March 2004, Mr. Toh has served as a director of Crown Financial Group, Inc., a registered broker-dealer. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since August 2005, Mr. Toh has served as a director of Labock Technologies, Inc. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University.

Ralph V. De Martino.   Mr. De Martino was appointed to the Board of Directors in December 2002. Since June 2005, Mr. De Martino has been a member of the law firm of Cozen O’Connor in the firm’s Washington, DC office and serves as the Vice-Chair of the firm’s Securities Offerings and Regulations Practice Group. From January 2003 until June 2005, Mr. De Martino was the managing partner of the Washington, DC office of the law firm Dilworth Paxson LLP and was the National Chair of the Securities Department for the firm. Cozen O’Connor provides legal services to Isolagen and Dilworth Paxson LLP provided legal services to Isolagen. From 1983 to December 2002, Mr. De Martino served as the managing principal of the law firm of De Martino Finkelstein Rosen & Virga. Mr. De Martino is a graduate of Bucknell University and the George Washington University National Law Center. Mr. De Martino practices law in the areas of securities and corporate law. From October 1996 through December 2000, Mr. De Martino served on the Board of Directors and Audit Committee of Commodore Cruise Lines.

Marshall G. Webb.   Mr. Webb was appointed to the Board of Directors in April 2004. Mr. Webb is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial consulting and merger and acquisition services to public and private companies. Since March 2006, Mr. Webb has served as a director and member of the audit committee of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From February 2003 until December 2005, he served as Chief Executive Officer of HWIGroup, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. Mr. Webb founded BrightStar Information Technology Group, Inc., a global provider of information technology solutions to government and business, and served as its Chief Executive Officer and as a director from 1997 through 1998. Since 2001, Mr. Webb has served as a director of Teletouch Communications, Inc., and is a member of its Audit and Compensation committees. Mr. Webb served on the Board of Directors and Audit Committee of Omni Energy Services Corp. from February 2004 until April 2005. Mr. Webb attended Southern Methodist University, is a certified public accountant, and began his career with Peat, Marwick, Mitchell & Co.

No director is related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

No director or officer of our company has, during the last five years: (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

Nominees to the Board of Directors.

Nicholas L. Teti, Susan S. Ciallella, and Terry E. Vandewarker are the nominees for election to the Board of Directors. Each of the above have been nominated to be Class III directors, which means their term of office will expire at our 2009 Annual Meeting of Stockholders. Mr. Vandewarker was recommended to the Corporate Governance Committee by Mr. Teti.

Involvement in Legal Proceedings

The Company is the nominal defendant in derivative actions (the “Derivative Actions”) pending in State District Court in Harris County, Texas, the United States District Court for the Southern District of Texas, and the Court of Common Pleas of Chester County, Pennsylvania.

On September 28, 2005, Carmine Vitale filed an action styled, Cause No.2005-61840, Carmine Vitale v. Frank DeLape, et al. in the 55th Judicial District Court of Harris County, Texas and in February 2006 Mr. Carmine filed an amended complaint. In this action, the plaintiff purports to bring a shareholder derivative action on behalf of the Company against certain of the Company’s current and former officers and directors. The Plaintiff alleges that the individual defendants breached their fiduciary duties to the Company and engaged in other wrongful conduct. Certain individual defendants are accused of improper trading in Isolagen stock. The plaintiff did not make a demand on the Board of Isolagen prior to bringing the action and plaintiff alleges that a demand was excused under the law as futile.

On December 2, 2005, the Company filed its answer and special exceptions pursuant to Rule 91 of the Texas Rules of Civil Procedure based on pleading defects inherent in the Vitale complaint. The plaintiff filed an amended complaint on February 15, 2006. On September 6, 2006, the court sustained the Company’s special exceptions, and gave the plaintiff 30 days to replead and cure the pleading defects or plaintiff’s petition will be dismissed.

On October 8, 2005, Richard Keene, filed an action styled, C.A. No. H-05-3441, Richard Keene v. Frank M. DeLape et al., in the United States District Court for the Southern District of Texas. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile.

The Company sought to transfer the Keene action to the United States District Court for the Eastern District of Pennsylvania as part of the MDL Motion. The plaintiff filed an amended complaint on May 15, 2006, and the defendants moved to dismiss it on June 5, 2006.  On August 21, 2006, the plaintiff filed a motion for leave to file a second amended complaint, and on September 15, 2006, the defendants filed an opposition to that motion.

On October 31, 2005, William Thomas Fordyce filed an action styled, C.A. No. GD-05-08432, William Thomas Fordyce v. Frank M. DeLape, et al., in the Court of Common Pleas of Chester County, Pennsylvania. This action makes substantially similar allegations as the original complaint in the Vitale action. The plaintiff also alleges that his failure to make a demand on the Board prior to filing the action is excused as futile. On January 20, 2006, the Company filed its preliminary objections to the complaint. The Company filed a memorandum of law in support of its objections on February 23, 2006. On August 31, 2006, the plantiff’s complaint was dismissed with prejudice. There is no assurance that the plaintiff will not refile the complaint in another jurisdiction.

The Board of Directors.

The Board of Directors oversees the business affairs of Isolagen and monitors the performance of management. Pursuant to our Bylaws, the Board of Directors shall consist of no less than three and no more than eleven members.

Members of the Board of Directors discussed various business matters informally on numerous occasions throughout the year 2005. The Board held 16 meetings during 2005. Each director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all Board committees on which they served.

Committees of the Board of Directors.

The Board of Directors has established three standing committees, namely, an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee.   The duties and responsibilities of the Audit Committee are to oversee the selection and retention of our independent public accountants, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with our Chief Financial Officer and independent auditors corporate accounting practices and policies and financial controls and to perform all other duties as the Board of Directors may from time to time designate.

Henry Y. L. Toh, Steven Morrell and Marshall G. Webb comprise the Audit Committee. During the fiscal year ended December 31, 2005, the Audit Committee held 47 meetings. The Board has determined that each member of the Audit Committee is an independent director as required by the American Stock Exchange listing standards. The Board of Directors has determined that Messrs. Toh and Webb each qualify as an “audit committee financial expert” under federal securities laws. The Audit Committee has a written charter adopted by the Board of Directors that was filed as an Appendix to our 2004 proxy statement.

Compensation Committee.   The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers and other key employees, to make recommendations as to stock options, restricted stock awards, bonuses and salaries and to perform all other duties as the Board of Directors may from time to time designate. Steven Morrell, Ralph De Martino, and Marshall G. Webb are members of the Compensation Committee. During the fiscal year ended December 31, 2005, the Compensation Committee held 19 meetings.

Corporate Governance Committee.   The duties and responsibilities of the Corporate Governance Committee are: (a) to develop, review, evaluate and recommend to the Board of Directors the corporate governance principles applicable to Isolagen; (b) to identify and recommend individuals qualified to become members of the Board and its committees; and (c) to recommend the Board selections for our director nominees for the next annual meeting of stockholders. The Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials. Ralph De Martino, Steven Morrell and Henry Y. L. Toh are members of the Corporate Governance Committee. During the fiscal year ended December 31, 2005, the Corporate Governance Committee held four meetings. All of the members of the Corporate Governance Committee are independent, as defined by the American Stock Exchange. The Corporate Governance Committee has a written charter adopted by the Board of Directors, which is available on the Company’s web site at www.isolagen.com. Information appearing on the Company’s web site is not part of this proxy statement.

Stockholders meeting the following requirements who want to recommend a director candidate may do so in accordance with our Bylaws and the following procedures established by the Corporate Governance Committee. We will consider all director candidates recommended to the Corporate Governance Committee by stockholders owning at least 5% of our outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board. To make a nomination for director at an annual meeting, a written nomination solicitation notice must be received by the Corporate Governance Committee at our principal executive office not less than 120 days before the anniversary date our proxy statement was mailed to stockholders in connection with our previous annual meeting. The written nomination solicitation notice must contain the following material elements, as well as any other information reasonably requested by us or the Corporate Governance Committee:

•       the name and address, as they appear on our books, of the stockholder giving the notice or of the beneficial owner, if any, on whose behalf the nomination is made;

•       a representation that the stockholder giving the notice is a holder of record of our Common Stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•       a complete biography of the nominee, as well as consents to permit us to complete any due diligence investigations to confirm the nominee’s background, as we believe to be appropriate;

•       the disclosure of all special interests and all political and organizational affiliations of the nominee;

•       a signed, written statement from the director nominee as to why the director nominee wants to serve on our Board, and why the director nominee believes that he or she is qualified to serve;

•       a description of all arrangements or understandings between or among any of the stockholder giving the notice, the beneficial owner, if any, on whose behalf the notice is given, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•       such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our Board of Directors; and

•       the signed consent of each nominee to serve as a director if so elected.

In considering director candidates, the Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to us of the director nominee’s skills and experience, which must be complimentary to the skills and experience of the other members of the Board.

Stockholder Communications with Directors.

The Board of Directors has adopted policies and procedures to facilitate written communications by stockholders to the Board. Persons wishing to write to the Board of Directors of Isolagen, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 405 Eagleview Blvd., Exton, Pennsylvania 19341. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of Isolagen. Any correspondence received that is addressed generically to the Board of Directors will be forwarded to the Chairman of the Board. If the Chairman of the Board is not an independent director, a copy will be sent to the Chairman of the Audit Committee as well.

Board Member Attendance at Annual Meetings.

All current Board members and all nominees for election to our Board of Directors are required to attend our annual meetings of stockholders, provided, however, that attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our then directors attended the 2005 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with its policies and procedures, Code of Ethics and applicable laws and regulations. The Company’s management is responsible for preparing the Company’s financial statements, implementing and maintaining systems of internal control, and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States of America. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by its employees of concerns regarding questionable accounting or auditing matters. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

The Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2005, as well as the representations of management and the independent auditors’ opinion thereon regarding the Company’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits, and met with the independent auditors, with and without management present, to discuss the results of their examinations. The Committee also discussed with Company’s independent auditors, with and without management present, their evaluation of the Company’s internal accounting controls, management’s representations regarding internal control over financial reporting, and the overall quality of Company’s financial reporting. The Committee has discussed with Company’s independent auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties), and the auditors’ independence from the Company and its management, including the written disclosures and letter from Company’s independent auditors required by Independence Standards Board, Standard No.1, Independence Discussions with Audit Committees, as amended.

Further, the Committee considered non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services. The non-audit services provided by the independent auditors for the year ended December 31, 2005, and the fees and costs incurred in connection with those services, have been pre-approved by the Committee in accordance with the Audit Committee Charter (as amended, restated, and adopted by the Audit Committee and Board of Directors on April 22, 2004). When approving the retention of the independent auditors for these non-audit services, the Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence. In reliance on the reviews and discussions with management and the independent auditors the Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Company’s independent auditors provided to the Committee a copy of their opinions dated March 10, 2006, which expressed unqualified opinions. The Committee reviewed with the independent auditors their unqualified opinions on the Company’s financial statements and the effectiveness of internal controls over financial reporting.

Based on the reviews and discussions with management and the independent auditors referred to above, the Committee recommended to the Board of Directors on March 13, 2006, and the Board has

approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors with respect to the year ended December 31, 2006.

By the Members of the Audit Committee:
Marshall G. Webb, Chairman
Steven A. Morrell
Henry Y. L. Toh

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation.

The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended December 31, 2005, 2004 and 2003, paid or accrued by us to or on behalf of those persons who were, during the fiscal year ended December 31, 2005, our Chief Executive Officer and our most highly compensated executive officers and key employees (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation(1)			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)		All Other Compensation ($)(15)
Susan S. Ciallella(2)	2005	363,333	280,000	—	—	300,000	(3)	2,318
Chief Executive Officer,
President and Director
Robert Bitterman(4)	2005	205,901	—	—	—	—		1,039
Former Chief Executive	2004	137,333	50,000	—	—	500,000	(5)
Officer, President and Director
Frank DeLape(6)	2005	322,596	—	—	—	400,000	(7)	210,000	(8)
Former Chief Executive	2004	343,000	125,125	—	—	—
Officer and Chairman of	2003	257,030	100,100	—	—	700,000	(7)
the Board of Directors
Marie Lindner(9)	2005	131,159	122,250	—	—	80,000	(10)	2,247
Senior Vice President
Todd J. Greenspan(11)	2005	103,192	51,000	—	—	50,000	(12)	—
Vice President and
Corporate Controller
Martin Schmieg(13)	2005	215,780	—	—	—	300,000	(14)	—
Former Chief Financial Officer

(1)             Excludes perquisites and other personal benefits unless such compensation was greater than $50,000 or 10% of the total annual salary and bonus of the individual.

(2)             Ms. Ciallella joined Isolagen in April 2005 as an executive officer and was appointed as Chief Executive Officer and President in October 2005. The amounts reflect all compensation received by Ms. Ciallella for 2005.

(3)             These options have an exercise price of $4.70 per share.

(4)             Mr. Bitterman joined Isolagen in September 2004. On April 21, 2005, Mr. Bitterman resigned as CEO, President, and as a director of the Company.

(5)             Mr. Bitterman was granted 500,000 stock options during 2004, which have since expired.

(6)             Mr. DeLape resigned as Chief Executive Officer and Chairman of the Board in October 2005.

(7)             During 2003, Mr. DeLape was granted 400,000 stock options on February 2003 at $4.50 per share and 300,000 stock options on September 2003 at $9.81 per share. During June 2005, Mr. DeLape was granted 400,000 stock options. Upon Mr. DeLape’s resignation, 150,000 shares of the 300,000 share stock option grant from September 2003 and all of the 400,000 share stock option grant from June 2005 were forfeited.

(8)             Represents separation payments paid to Mr. DeLape pursuant to the Separation and Release Agreement between the Company and Mr. DeLape. See “Employment Agreements, Termination of Employment and Change in Control Agreements” below for further information.

(9)             Dr. Lindner joined Isolagen in July 2005.

(10)       Consists of an option to purchase 60,000 shares of Common Stock at an exercise price of $4.16 per share and an option to purchase 20,000 shares of Common Stock at an exercise price of $2.45 per share

(11)       Mr. Greenspan joined Isolagen in May 2005.

(12)       These options have an exercise price of $4.45 per share.

(13)       Mr. Schmieg joined Isolagen in April 2005 and resigned March 31, 2006.

(14)       During 2005, Mr. Schmieg was granted 300,000 stock options at $5.08 per share. In April 2006, 200,000 shares of the 300,000 share stock option grant were forfeited.

(15)       Except as otherwise indicated, consists of insurance premiums paid with respect to certain life insurance policies for the respective officers.

Stock Options.

The following table sets forth information concerning individual grants of stock options made during our last fiscal year to our Named Executive Officers. No stock appreciation rights were issued during the fiscal year.

Option Grants in Last Fiscal Year

					Potential realizable
					value
	Individual Grants				at assumed annual
	Number of	Percent of total			rates of
	securities	options			stock price
	underlying	granted to	Exercise or		appreciation
	options	employees	base price	Expiration	for option term(1)
Name	granted (#)	in fiscal year	($/Sh)	date	5% ($)	10% ($)
Susan S. Ciallella	300,000	16.3%	4.70	4/28/2015	886,000	2,247,000
Robert Bitterman	—	0%	—	—	—	—
Frank DeLape(2)	400,000	21.8%	3.45	6/8/2015	651,000	1,650,000
Marie Lindner	60,000	3.3%	4.16	7/5/2010	69,000	152,400
Marie Lindner	20,000	1.1%	2.45	9/1/2010	13,600	30,000
Todd J. Greenspan	50,000	2.7%	4.45	5/3/2010	61,500	136,000
Martin Schmieg(3)	300,000	16.3%	5.08	4/18/2010	421,000	930,000

(1)          The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the particular option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2)          Mr. DeLape was granted 400,000 stock options during 2005, which have since been forfeited.

(3)   Mr. Schmieg was granted 300,000 stock options during 2005, 200,000 of which have since been forfeited.

The following table sets forth information concerning option exercises during the fiscal year ended December 31, 2005 and option holdings as of December 31, 2005 with respect to our Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Susan S. Ciallella	—	—	300,000	—	$0	—
Robert Bitterman	—	—	—	—	$0	—
Frank DeLape	—	—	1,200,000	—	$0	—
Marie Lindner	—	—	80,000	—	$0	—
Todd J. Greenspan	—	—	50,000	—	$0	—
Martin Schmieg(2)	—	—	300,000	—	$0	—

(1)          Based on the closing price of our common stock on December 30, 2005 of $1.85 per share less the exercise price payable for such shares.

(2)          As of December 31, 2005, Mr. Schmieg held 300,000 stock options. In April 2006, 200,000 shares of the 300,000 share stock option grant were forfeited.

The following paragraphs constitute the report of the Compensation Committee of the Board of Directors on executive compensation policies for the fiscal year ended December 31, 2005. In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by us with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following paragraphs constitute the report of the Compensation Committee of the Board of Directors on executive compensation policies for the fiscal year ended December 31, 2005. This report was initially prepared and released April 27, 2006. Subsequent to such date, the Company added three new executive officers, including a new Chief Executive Officer and Chairman of the Board. This report has been revised accordingly.

In accordance with SEC rules, this report shall not be deemed to be incorporated by reference into any statements or reports filed by us with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

Compensation Committee Report on Executive Compensation.

The following paragraphs constitute the report of the Compensation Committee of the Board of Directors on executive compensation policies for the fiscal year ended December 31, 2005.

The Compensation Committee of the Board of Directors (the “Committee”), consists entirely of independent directors in accordance with the rules of the American Stock Exchange. The Committee oversees and administers the Company’s compensation program for its executive officers. The Committee bases its decisions on both individual performance and the Company’s financial results. All compensation decisions are made solely by the Committee.

Compensation Philosophy

The Committee is committed to implementing a compensation program that furthers the Company’s mission. The Committee therefore adheres to the following compensation policies, which are designed to support the achievement of the Company’s business strategies:

1.      Executives’ total compensation programs should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

2.      A portion of each executive’s total compensation should be comprised of long-term, at-risk compensation to focus management on the long-term interests of shareholders.

3.      An appropriately balanced mix of at-risk incentive cash and equity-based compensation aligns the interests of the Company’s executives with that of its shareholders. The equity-based component promotes a continuing focus on building profitability and shareowner value.

4.      Total compensation should enhance the Company’s ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

5.      Base compensation generally is targeted at the level of compensation paid to executives in the 50th through the 70th percentile of similar life sciences companies, with allowance to pay a premium for candidates that are perceived to perform at a high level. If the Company’s performance is superior, total compensation should be paid above those levels, commensurate with the level of success achieved.

The Committee historically has compared total compensation levels for the Company’s senior executives to the compensation paid to executives of a peer group of similar life sciences companies which is supplemented with survey data from companies in the life sciences sector. The Committee updated the peer group and comparative analysis in April 2005 based on peer companies of similar sector, stage of development, market capitalization, revenues, number of employees and cash reserves. The peer group consisted of twenty two companies. This group is not the same group used for the industry comparison in the “Stock Performance Graph” since many of the industry comparison companies are of much larger size of revenues, product breadth, number of employees, etc. The Committee intends to re-examine the identity of the companies in the peer group later in 2006 and to update the compensation information derived from that group.

Components of Compensation

The Company’s basic compensation package for executive officers currently consists of the following elements: annual base salaries, annual performance-based incentive bonuses and periodic equity incentive grants.

The Company entered into new employment agreements during 2005 with the following executives:

1.      In April 2005 we entered into an employment agreement with Martin Schmieg as Chief Financial Officer and Senior Vice President. (Mr. Schmieg resigned in March 2006);

2.      In April 2005 we entered into an employment agreement with Susan S. Ciallella as Executive Vice President and General Counsel. In October 2005 Ms. Ciallella was appointed CEO after the Board requested that Mr. DeLape step down. At Ms. Ciallella’s suggestion, no changes were made to Ms. Ciallella’s compensation at that time. (In March 2006 we amended and restated her employment agreement, and increased her compensation commensurate with her duties and performance.);

3.      In July 2005 we entered into an employment agreement with Dr. Marie Lindner as Senior Vice President of Medical and Business Affairs.

4.      In June 2005, we entered into an amended and restated employment agreement with Frank DeLape who had assumed the responsibilities of Chief Executive Officer after Robert Bitterman’s resignation. (In October 2005 Mr. DeLape resigned as an officer and director of the Company, and agreed to a termination of his employment agreement and a return of certain stock-based compensation, among other things.)

For a summary of the executive compensation for fiscal year 2005, see the Summary Compensation Table under the heading “Compensation of Directors and Executive Officers” above.

The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider the executive’s responsibilities, performance, importance to the organization, and all elements of an executive’s total compensation package, including insurance and other benefits.

Base Salaries.   Base salaries generally are targeted at 50% to 70% median levels for the peer group of companies supplemented with survey data and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. As discussed in Compensation Philosophy above, the Company may pay a premium for candidates that are perceived to perform at a high level. In June 2006, the Committee approved the compensation arrangement of Nicholas Teti to serve as the Company’s Chief Executive Officer and Chairman. Due to Mr. Teti’s background and prior experience, the Committee determined it to be in the best interests of the Company to pay a premium over that level of compensation paid to executives in the 50th through the 70th percentile of similar life sciences companies in order to attract Mr. Teti to join the Company as the Chief Executive Officer. That determination was made in light of Mr. Teti’s experience and his prior success in creating shareholder value, and the Committee’s determination that Mr. Teti’s addition has the potential of significantly improving the Company’s long term performance prospects. Mr. Teti’s experience includes serving as President, Chief Executive Officer and as a director of Inamed Corp. from July 2001 until March 2006 and as President, Chief Executive Officer and Chief Operating Officer of DuPont Pharmaceuticals Company from November 1999 until December 2000.

Incentive Bonuses.   The Company rewards its executive officers with annual incentive bonuses based upon the performance of the Company and of each individual executive. Bonuses are generally paid if the Company meets or surpasses certain objectives and/or if the executive meets or exceeds certain individual objectives. The annual objectives for the Company and the performance standards for executives are generally established by the Committee. The Committee also considers other information provided to it by management and outside providers in making such assessments.

Equity Incentive Grants.   In keeping with the Company’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of an executive’s total compensation package. These incentives are designed to motivate and reward executives for maximizing shareowner value and encourage the long-term employment of key employees. Our objective is to provide executives with above-average, long-term incentive award opportunities.

The Committee views restricted stock and stock options as its primary long-term compensation vehicle for the Company’s executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if the Company’s stock price increases. Grants of restricted stock and stock options generally are based upon performance of the Company, the level of the executive’s position with the Company, compensation practices of the peer group of companies (though the Committee reserves the right to compensate at levels in excess of peer levels in special circumstances), and an evaluation of the executive’s past and expected future performance. The Committee grants stock options periodically, but not necessarily on an annual basis.

Although we believe that stock options will continue to be used as the predominant form of stock-based compensation, our outside research has shown that companies in the life sciences industry are utilizing a mix of both stock options and full-value equity incentive grants. In line with these practices, the 2005 Equity Incentive Plan adopted last year also includes full-value share equity incentive grants as an integral portion of the Plan. Our at-risk component of pay for long-term executive incentives may include other performance-based awards such as stock appreciation rights, performance shares or restricted stock grants.

The Committee has been working with the management team to actively reduce the percentage of options and restricted stock granted each fiscal year to existing members of the management team since the Committee’s establishment in October 2002. As part of this endeavor the net option, warrant and restricted stock grants (total grants, net of cancellations, expirations and exercises) have dropped from approximately 10.4% of common shares outstanding in fiscal year 2002 when it was at its highest. That percentage fell to 8.7% in fiscal year 2003, 4.6% in fiscal year 2004, and (2%) in fiscal year 2005. In fiscal year 2005 the net option, warrants and restricted stock grants were offset by (i) the lapse of stock options held by former executives and (ii) the retirement of 550,000 stock options held by our former Chief Executive Officer, Frank DeLape, in connection with the Company’s settlement of certain differences with Mr. DeLape in October 2005. During the last four fiscal years, compensatory option, warrants and restricted stock outstanding have represent the following percentages of the outstanding number of shares of common stock of the Company: 2002—10.1%, 2003—5.4%; 2004—2.5%, and 2005—2.3%.

As discussed in its initial report in April 2006, the Committee anticipated that there would be a significant increase in stock-based compensation if a new executive Chairman of the Board/Chief Executive Officer was hired. When Mr. Teti was hired in June 2006, the Committee granted Mr. Teti two option grants. An option to purchase 2,000,000 shares vesting over a period of three years, and an option to purchase 500,000 shares that vests upon the occurrence of certain events, most notably the disposition of the company at a value of $25 or more per share. For a more complete summary of Mr. Teti’s executive compensation, see the “Employment Agreements, Termination of Employment and Change in Control Agreements” section following this report. When Mr. Teti was hired, the Committee also approved the issuance of an option to Ms. Ciallella to purchase 400,000 shares vesting on the same terms as Mr. Teti’s 500,000 share option in order to align her performance incentives with Mr. Teti’s and the long term objective of realizing significant increases in shareholder value. Of course, there can be no assurance that objective will be realized.

In June 2006, the Company also hired two new executive officers: Declan Daly—Chief Financial Officer and Executive Vice President and Steven Trider—Senior Vice President. The Committee granted Messrs. Daly and Trider options to purchase 325,000 and 200,000 shares, respectively, vesting annually over a three-year period. On the date of hire of Messrs. Daly and Trider, the Committee granted Dr. Marie Lindner an option to purchase 100,000 shares vesting annually over a three-year period.

Compensation of the Chairman, Chief Executive Officer and President

The new terms of compensation effective March 2006 for Ms. Ciallella as CEO and President and for Mr. Teti commencing in June 2006 were based on the factors and analyses described in this Report. With respect to Messrs. DeLape and Bitterman, specific factors considered by the Committee included Mr. DeLape’s, and Mr. Bitterman’s responsibilities with the Company, past and expected future performance, and the Company’s executive compensation structure described above. The Committee utilized the information compiled in part by an independent compensation consultant in structuring such compensation arrangements

Conclusion

We believe these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various compensation elements offered are designed to provide increased motivation for senior executives to contribute to the Company’s overall future success, thereby enhancing the value of the Company for the stockholders’ benefit.

The foregoing report on executive compensation is provided by the following independent directors who constituted the Compensation Committee at the end of fiscal year 2005:

Ralph V. De Martino, Chairman
Steven A. Morrell
Marshall G. Webb

April 27, 2006, as amended on September 6, 2006.

Director Compensation.

Effective August 2006, Directors who are also employees do not receive compensation for their services as directors. We compensate our independent directors as follows: (a) a cash stipend of $30,000 per year plus an additional $15,000 per year for the Lead Independent Director, (b) $15,000 per year for chairing the Audit Committee, $8,000 per year for chairing the Compensation Committee, and $5,000 per year for chairing the Corporate Governance Committee, (c) $8,000 per year for being a member of the Audit Committee, $5,000 per year for being a member of the Compensation Committee, and $3,000 per year for being a member of the Corporate Governance Committee (chairpersons of these committee will not receive these payments), and (d) an annual option to purchase 30,000 shares of our Common Stock, which vests quarterly over one year from the date of grant. New directors will receive an initial appointment grant of an option to purchase 30,000 shares of our Common Stock, which vests one year from the date of grant. Prior to August 2006, we compensated our independent directors with a cash stipend of $15,000 per year plus an additional $10,000 per year for the Lead Independent Director and $5,000 per year for chairing a Board committee, except for the Audit Committee chairperson who received $10,000 per year, and we paid meeting fees of $1,500 per Board meeting and $1,000 per Board committee meeting.  The annual option and new director initial option grant was not changed.  At the time of the change in compensation methodology and in conjunction with the lower capping of compensation the Board granted each independent director an option to purchase 16,667 shares of common stock and the Lead Independent Director an option to purchase 25,000 shares of common stock, each of which vests quarterly over one year from the date of grant.

Compensation Committee Interlocks and Insider Participation.

Our Compensation Committee consists of Messrs. Morrell, Webb and De Martino. No member of the Compensation Committee has ever been an officer or employee of Isolagen, or any of its subsidiaries or affiliates. None of our executive officers has served on a compensation committee for any company at which any of our Compensation Committee members or other Board members has served as an executive officer.

Employment Agreements, Termination of Employment and Change in Control Agreements.

On June 5, 2006, we and Mr. Nicholas L. Teti entered into an employment agreement (the “Agreement”) pursuant to which Mr. Teti agreed to serve as Chairman of the Board and Chief Executive Officer of Isolagen until June 30, 2009. The Agreement shall be automatically renewed for an additional one-year term unless Isolagen notifies Mr. Teti one year prior to the expiration of the Agreement of the Company’s intention not to renew the Agreement.

The Agreement provides for an annual base salary of $700,000, which will be periodically reviewed and may be increased at the Board’s discretion. Mr. Teti was entitled to a one-time payment in the amount of $250,000, payable within five days of his commencement of employment. Mr. Teti will be entitled to receive an annual bonus (the “Annual Bonus”), with the 2006 Annual Bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria mutually agreed upon with Mr. Teti. The targeted amount of the Annual Bonus shall be 70% of Mr. Teti’s base salary. The actual Annual Bonus for any given period may be higher or lower than 70%. For any fiscal year in which Mr. Teti is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. Mr. Teti is entitled to a non-accountable expense allowance of $5,000 per month for all expenses incurred in connection with his automobile and private club membership(s) and/or dues. The Agreement provides that Mr. Teti receive a life insurance benefit in the amount of $2 million and disability insurance benefits of at least 60% of his base salary.

Under the Agreement, Mr. Teti was granted the following option grants: (a) an option to purchase 2,000,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement, which vests in twelve equal quarterly installments commencing June 30, 2006; and (b) a performance stock option grant to purchase 500,000 shares of common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement that shall vest upon the occurrence of any of the following events: (i) upon the closing of the sale of substantially all of the assets of Isolagen or the reorganization, consolidation or the merger of Isolagen; provided that the event results in the payment or distribution of consideration valued in good faith by the Board of Directors at $25 per share or more; or (ii) upon the closing of a tender offer or exchange offer to purchase 50% or more of the issued and outstanding shares of Isolagen common stock at a price per share valued in good faith by the Board of Directors at $25 or more; or (iii) immediately following a “Stock Acquisition Date,” as that term is defined in the rights plan adopted by Isolagen on May 12, 2006 (provided that said rights are not subsequently redeemed by Isolagen or that the rights plan is not subsequently amended to preclude exercise of the rights issued thereunder, prior to the Distribution Date, as that term is defined in the rights plan); or (iv) at such other time as the Board of Directors, in its sole discretion, deems appropriate; provided in each case that Mr. Teti is Isolagen’s Chief Executive Officer at the time of said event. Notwithstanding the foregoing, the vesting of the stock option grant described in (a) above shall accelerate and vest immediately upon a “change in control” of Isolagen as that term is defined in the Agreement.

Upon termination of the Agreement by Isolagen for “cause” or by Mr. Teti for “good reason” (each as defined in the Agreement), Mr. Teti is entitled to a severance payment equal to his base salary for the remaining term of the Agreement, when, as and if such payments would have been made in the absence of the termination and the prorated share of any Annual Bonus for the remaining term. During any period in which severance payments are being made, Mr. Teti has agreed not to compete with Isolagen.

On June 5, 2006, we hired Mr. Declan Daly to serve as our Chief Financial Officer and Executive Vice President—Europe.  On such date, we entered into an offer letter with Mr. Daly that contemplates the execution of an employment agreement.  To date, we have not finalized the employment agreement, but expect the terms of the agreement to be as follows. The employment agreement (“Agreement”) will be for a three-year term . The Agreement will provide for an annual salary of $335,000. Beginning in fiscal year 2006, Mr. Daly will be entitled to receive an annual bonus (the “Annual Bonus”) with the 2006 Annual Bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria agreed upon between Isolagen’s CEO and Mr. Daly and approved by the Compensation Committee. The targeted amount of the Annual Bonus shall be 50% of Mr. Daly’s base salary. The actual Annual Bonus for any given period may be higher or lower than 50%. For any fiscal year in which Mr. Daly is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. As part of his employment, Mr. Daly was granted a five-year option to purchase 325,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of the offer letter, which vests ratably on an annually basis over three years; provided that pursuant to the Agreement it is expected  that the vesting of the stock option will accelerate and vest immediately upon a “change in control” of Isolagen, which will be defined in the Agreement. Upon termination of the Agreement by Isolagen for a reason other than for cause or upon the death or disability of Mr. Daly, Mr. Daly would be entitled to a severance payment equal to his base salary for the lesser of six months or the remainder of the term of the Agreement. During any period in which severance payments are being made, Mr. Daly would agree not to compete with Isolagen.

On June 5, 2006, we hired Mr. Steven C. Trider to serve as a Senior Vice President. On such date, we entered into an offer letter with Mr. Trider that contemplates the execution of an employment agreement.  To date, we have not finalized the employment agreement, but expect the terms of the agreement to be as follows. The employment agreement (“Agreement”) will be for a three-year term. The Agreement will provide for an annual salary of $250,000. Mr. Trider was entitled to a one-time payment of $50,000 upon commencement of his employment. Beginning in fiscal year 2006, Mr. Trider will be entitled to receive an annual bonus (the “Annual Bonus”) with the 2006 Annual Bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of Isolagen’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria agreed upon between Isolagen’s CEO and Mr. Trider and approved by the Compensation Committee. The targeted amount of the Annual Bonus shall be 30% of Mr. Trider’s base salary. The actual Annual Bonus for any given period may be higher or lower than 30%. For any fiscal year in which Mr. Trider is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. As part of his employment, Mr. Trider was granted a five-year option to purchase 200,000 shares of Isolagen common stock at an exercise price equal to the closing of the common stock on the date of the offer letter, which vests ratably on an annually basis over three years; provided that pursuant to the Agreement it is expected that the vesting of the stock option will accelerate and vest immediately upon a “change in control” of Isolagen, which will be defined in the Agreement. Upon termination of the Agreement by Isolagen for a reason other than for cause or upon the death or disability of Mr. Trider, Mr. Trider would be entitled to a severance payment equal to his base salary for the lesser of six months or the remainder of the term of the Agreement. During any period in which severance payments are being made, Mr. Trider would agree not to compete with Isolagen.

On March 13, 2006, we entered into an Amended and Restated Employment Agreement with Ms. Susan Ciallella (the “Amended Agreement”) pursuant to which Ms. Ciallella agreed to serve as President and Chief Executive Officer of Isolagen for an initial term ending June 30, 2009, which may be renewed for an additional one-year term by mutual agreement. The Amended Agreement provides for an annual salary of $480,000. Ms. Ciallella is entitled to receive an annual bonus each year, prorated for the period of employment in such year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria. The targeted amount of the annual bonus shall be 70% of Ms. Ciallella’s base salary assuming that the criteria are satisfied, although the actual bonus may be higher or lower. Ms. Ciallella is entitled to a non-accountable expense allowance of $1,800 per month for all expenses incurred in connection with her automobile and private club membership(s) and/or dues. The Amended Agreement provides that Ms. Ciallella receive a life insurance benefit in the amount of $1 million and disability insurance benefits of at least 60% of her base salary. Upon termination of the Amended Agreement by Isolagen for a reason other than for “cause” (as defined in the Amended Agreement) or upon the death or disability of Ms. Ciallella or by Ms. Ciallella for “good reason” (as defined in the Amended Agreement), Ms. Ciallella is entitled to a severance payment equal to her base salary for the remaining term of the Amended Agreement, when, as and if such payments would have been made in the absence of the termination. The Amended Agreement allows the Company to hire a Chief Executive Officer without giving rise to “good reason” provided that Ms. Ciallella remains President. Upon termination of the Amended Agreement by Isolagen for “cause” or upon the death or disability of Ms. Ciallella, Ms. Ciallella is entitled to all amounts due to her for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Ms. Ciallella has agreed not to compete with Isolagen.

On March 13, 2006, we entered into an Employment Agreement with Mr. Todd Greenspan pursuant to which Mr. Greenspan agreed to serve as Vice President, Finance and Corporate Controller of Isolagen for an initial term ending December 31, 2008, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $180,000. Mr. Greenspan is entitled to receive an annual bonus each year, prorated for the period of employment in such year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria established by our Chief Executive Officer and agreed to by the Compensation Committee. The targeted amount of the annual bonus shall be 35% of Mr. Greenspan’s base salary, although the actual bonus may be higher or lower. Mr. Greenspan is entitled to a non-accountable automobile allowance of $400 per month. Upon termination of the agreement by Isolagen for a reason other than for “cause” (as defined in the agreement) or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to a severance payment equal to his base salary for the lesser of twelve months from the date of termination or for the remaining term of the agreement, when, as and if such payments would have been made in the absence of the termination; provided that if Mr. Greenspan becomes employed following termination, the severance payments will cease except that Mr. Greenspan shall receive at least six months of payments notwithstanding reemployment. Upon termination of the agreement by Isolagen for “cause” or upon the death or disability of Mr. Greenspan, Mr. Greenspan is entitled to all amounts due to him for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Mr. Greenspan has agreed not to compete with Isolagen.

On July 5, 2005, we entered into an Employment Agreement with Dr. Marie Lindner pursuant to which Dr. Lindner agreed to serve as Senior Vice President of Medical and Business Affairs of Isolagen for an initial term ending July 4, 2007, which may be renewed for an additional one-year term by mutual agreement. The agreement provides for an annual salary of $275,000. Dr. Lindner is entitled to receive an annual bonus each year, payable subsequent to the issuance of our final audited financial statements, but in no case later than 120 days after the end of our most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on Dr. Lindner performance. The targeted amount of the annual bonus shall be 30% of Dr. Lindner’s base salary, although the actual bonus may be higher or lower. Under the agreement, Dr. Lindner was granted a five-year option to purchase 60,000 shares of Common Stock at an exercise price equal to the closing of the Common Stock on the date of grant. Effective December 31, 2005, the Board of Directors approved the acceleration of the vesting schedule with regard to certain unvested stock options previously granted pursuant to Isolagen’s various stock option plans and agreements. This option was subject to such acceleration. Upon termination of the agreement by Isolagen for a reason other than for “cause” (as defined in the agreement) or upon the death or disability of Dr. Lindner, Dr. Lindner is entitled to a severance payment equal to her base salary for the lesser of twelve months from the date of termination or for the remaining term of the agreement, when, as and if such payments would have been made in the absence of the termination; provided that if Dr. Lindner becomes employed following termination, the severance payments will cease except that Dr. Lindner shall receive at least six months of payments notwithstanding reemployment. Upon termination of the agreement by Isolagen for “cause” or upon the death or disability of Dr. Lindner, Dr. Lindner is entitled to all amounts due to her for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Dr. Lindner has agreed not to compete with Isolagen.

In connection with the resignation of Mr. Frank DeLape as Chairman of the Board and member of the Board of Directors, effective as of October 27, 2005, Isolagen, its subsidiary, Isolagen Technologies, Inc. and Mr. DeLape entered into a Separation and Release Agreement. Pursuant to the agreement, Mr. DeLape agreed, among other things, to (a) resign all positions with Isolagen and all of its subsidiaries and to terminate his employment with Isolagen, (b) certain lock-up and standstill restrictions in respect of Isolagen shares he and his affiliates own effective through July 2006, and (c) execute a release for the benefit of Isolagen and its affiliates. Isolagen agreed, among other things, to pay separation payments in the aggregate amount of $210,000, beginning on Mr. DeLape’s resignation date through March 15, 2006. Mr. DeLape also will retain options to purchase (a) 650,000 shares of Common Stock granted on September 1, 2001, which are fully vested as of his resignation date, have an exercise price of $6.00 per share and will be exercisable for a period of two years following his resignation date (b) 400,000 shares of Common Stock granted on February 25, 2003, which are fully vested as of his resignation date, have an exercise price of $4.50 per share and will be exercisable for a period of five years following his resignation date and (c) 150,000 shares of Common Stock granted on September 5, 2003, which are fully vested as of his resignation date, have an exercise price of $9.81 per share and will be exercisable for a period of three years following his resignation date. All other unexercised options granted to Mr. DeLape to purchase shares of Isolagen were cancelled (or deemed null and void ab initio) as of Mr. DeLape’s resignation date. Isolagen, and its subsidiary, Isolagen Technologies, Inc. released Mr. DeLape from matters arising out of, relating to or resulting from the breach or alleged breach of any representation or warranty by Mr. DeLape in the Employment Agreements, the breach or alleged breach of any fiduciary duty of disclosure owed by Mr. DeLape to the Company or its Board of Directors in connection with the negotiation, execution and/or authorization of his Employment Agreement, or any further obligation otherwise owing under the Employment Agreements. Mr. DeLape was provided with a limited, but not a general, release. Mr. DeLape’s termination resulted from differences over certain terms and the enforceability of the Amended and Restated Employment Agreement of June 2005.

Stock Option Plans.

We currently have three outstanding stock option plans: (a) our 2001 Stock Option and Appreciation Rights Plan (the “2001 Plan”) reserving 5,000,000 shares of Common Stock for the issuance of options to employees, directors and consultants, (b) our 2003 Stock Option and Appreciation Rights Plan (the “2003 Plan”) reserving 2,250,000 shares of Common Stock for the issuance of options to employees, directors and consultants, and (c) our 2005 Equity Incentive Plan (the “2005 Plan”) reserving 2,100,000 shares of Common Stock for the issuance of options to employees, directors and consultants. The purposes of the 2001 Plan, 2003 Plan, and 2005 Plan are to promote the interests of Isolagen, and to motivate, attract and retain the services of the people upon whose efforts and contributions our success depends. The plans provide for grants of non-qualified options, incentive stock options, stock appreciation rights, and restricted stock awards, or any combination of the foregoing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee and our Board of Directors has selected BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors.

We have been informed that neither BDO nor any of its partners have any direct financial interest or any material indirect financial interest in Isolagen nor had any connection during the past three years with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of BDO are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the annual meeting.

In April 2004, we dismissed Pannell Kerr Forster, LLP (“Pannell Kerr”) as our independent auditors, and engaged BDO as our independent auditors for the fiscal year ending December 31, 2004. Pannell Kerr audited our financial statements for the fiscal year ended December 31, 2003.

Pannell Kerr’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2002 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2002 and 2003 and through the date of Pannell Kerr’s dismissal, there were no disagreements with Pannell Kerr on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Pannell Kerr’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2002 and 2003 and through the date of our hiring of BDO, we did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Aggregate fees for professional services rendered by BDO Seidman, LLP for the respective services for the fiscal years ended December 31, 2004 and 2005, respectively, were as follows:

	2004	2005
Audit Fee	$560,692	$553,286
Audit-Related Fees	$15,033	$9,615
Tax Fees(1)	$21,970	$50,729
All Other Fees	—	—

(1)          All of these services were pre-approved by the Audit Committee prior to their performance in fiscal 2004 and fiscal 2005.

Audit Fees

Audit fees of $560,692 and $553,286, during fiscal 2004 and fiscal 2005, respectively, represent the aggregate fees billed for professional services rendered by BDO Seidman, LLP for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees of $15,033 and $9,615, during fiscal 2004 and fiscal 2005, respectively, represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees of $21,970 and $50,729, during fiscal 2004 and fiscal 2005, respectively, represent the aggregate fees billed for professional services rendered by our principal accountants for tax compliance, tax advice, and tax planning for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories. There were no such fees in either fiscal 2004 or fiscal 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Dispute Resolution Procedure

If any dispute, controversy, or claim arises in connection with the performance or breach of our agreement with BDO (including disputes regarding the validity or enforceability of our agreement), either party may request facilitated negotiations. These negotiations would be assisted by a neutral facilitator acceptable to both parties and would require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute. The facilitated negotiations will conclude within sixty days from receipt of the written notice unless extended by mutual consent. The parties may also agree at any time to terminate or waive facilitated negotiations. If any dispute, controversy, or claim cannot be resolved by facilitated negotiations (or the parties agree to waive that process), then the dispute, controversy, or claim will be settled by arbitration. The arbitration will be conducted before a panel of three persons, one chosen by each party, and the third selected by the two party-selected arbitrators. The arbitration panel will have no authority to award non-monetary or equitable relief, and any monetary award will not include punitive damages.

PROPOSAL 1:
TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006

The Board recommends that stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent certified public accountants for the fiscal year ending December 31, 2006.

PROPOSAL 2:
ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes. Each director serves a term of three years. At each annual meeting, the stockholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those, whose terms have expired. Each director holds office for the term for which elected or until his or her successor is duly elected.

The Board of Directors currently consists of six members: Nicholas L. Teti, Susan S. Ciallella, Steven Morrell, Ralph De Martino, Henry L. Toh, and Marshall G. Webb. Mr. Teti’s and Ms. Ciallella’s term expire at the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Mr. Morrell’s and Mr. Webb’s term expires at the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Mr. Toh’s and Mr. De Martino’s term expires at the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

The Board of Directors has nominated the following three persons for election as directors: Nicholas L. Teti, Susan S. Ciallella, and Terry E. Vandewarker. If elected, their terms will expire at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Biographical information for Mr. Vandewarker is provided below. Biographical information for our current directors is provided above in the section entitled “Information About Directors and Executive Officers.

Terry E. Vandewarker.   Mr. Vandewarker is currently a partner with a privately held family business.  He served as a director of Inamed from July 2003 until March 2006. From July 1997 through July 2002, he held a number of senior operations and financial management positions at Encad, Inc., a publicly traded NASDAQ company until its acquisition by Eastman Kodak in 2002. Mr. Vandewarker was President and Chief Executive Officer of Encad from July 2000 through January 2002 and continued as President until July 2002. Prior to that, Mr. Vandewarker was Encad’s Vice President of Operations and Director of Finance. Prior to joining Encad, he received extensive experience in senior accounting and finance positions, including Vice President and Chief Financial Officer for NexCycle, Inc. from 1995 through 1997 and Vice President and Chief Financial Officer for OCTUS, Inc. from 1993 through 1995. Prior to that he worked for a multi-national investment company, an entertainment company and for Price Waterhouse. Mr. Vandewarker is a Certified Public Accountant and holds a Bachelor of Science in Psychology from the University of California at Riverside and an M.B.A. in Accounting and Finance from the University of California at Los Angeles.

The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.

The Board recommends that stockholders vote FOR these nominees for election to our Board of Directors.

STOCK PERFORMANCE GRAPH

The following stock performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act, or incorporated by reference in any document so filed.

The following chart graphs our performance in the form of cumulative total return to holders of our Common Stock since December 31, 2000 in comparison to the AMEX Composite Index, the AMEX Biotech Index and a peer group of companies for that same period. Our peer group includes: Aastrom Biosciences, Inamed Corporation, Integra Lifesciences, LifeCell Corporation, Mentor Corporation and Regeneration Technology.

The graph assumes that $100 was invested on December 31, 2000 in each of our Common Stock, the AMEX Composite Index, the AMEX Biotech Index and our peer group, and that all dividends were reinvested. The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph below is not necessarily indicative of, or intended to forecast, the potential future performance of our Common Stock.

Total Return Analysis	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Isolagen, Inc	$100	$234	$174	$187	$263	$62
AMEX Market Value (U.S. & Foreign) Index	$100	$119	$133	$176	$215	$320
AMEX Biotechnology Index	$100	$82	$55	$86	$94	$126
Peer Group	$100	$138	$139	$231	$305	$396

OTHER PROPOSED ACTION

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

A proxy statement and notice of this meeting will be mailed to all stockholders approximately one month prior to our next annual meeting. In order to be eligible for inclusion in our proxy statement for the 2007 Annual Meeting, a proposal of a stockholder must be received at our principal executive offices located in Exton, Pennsylvania no later than 120 days prior to the first anniversary of the date of this proxy statement (the “Deadline”); provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2006 Annual Meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. All stockholder proposals received after the Deadline will be considered untimely and will not be included in the proxy statement for the 2007 Annual Meeting. The SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to regularly scheduled annual meetings. The rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Also, the notice must meet the other requirements contained in our Bylaws. A copy of the relevant Bylaw provisions containing the requirements for making stockholder proposals may be obtained by contacting our Corporate Secretary at our executive offices.

Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

By Order of the Board of Directors
ISOLAGEN, INC.
/s/ NICHOLAS L. TETI
Nicholas L. Teti
Chief Executive Officer

Exton, Pennsylvania

September 29, 2006

ISOLAGEN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

October 24, 2006

The undersigned stockholder acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 29, 2006, and hereby appoints Steven Morrell and Marshall Webb, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Isolagen, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held at The Ritz-Carlton, Ten Avenue of the Arts, Philadelphia, PA 19102, on October 24, 2006 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

1.		☐ For	☐ Against	☐ Abstain	To ratify the appointment of BDO Seidman, LLP as the Company’s auditors for the year ending December 31, 2006.

The Board of Directors has nominated the following three persons for election as
	☐	For All			directors of the Company: Nicholas L. Teti, Susan S. Ciallella, and Terry E.
2.	☐	Withhold All			Vandewarker. Their term will expire at the 2009 Annual Meeting of Stockholders, or
	☐	For All Except			until their successors are duly elected and qualified

3.					In their discretion, upon such other matters as may properly come before the meeting.

The board of directors recommends a vote FOR the proposals above and if no specification is made, the shares will be voted for such proposals.

Dated	2006

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10038. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH IN ITEM 1, FOR THE NOMINEES SET FORTH IN PROPOSAL 2, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.